Exhibit 99.1
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       Parents' Initiative Pediatric Cancer Clinic Donation to Be Used for
                     Purchase of a BSD-2000/3D/MR in Germany

SALT LAKE CITY--(BUSINESS WIRE)--Aug. 28, 2007--BSD Medical Corp. (AMEX: BSM) today reported that the Parents' Initiative Pediatric Cancer Clinic is making a multi-million Euro donation for the purchase and operation of a new BSD-2000/3D/MR for the benefit of Dusseldorf University's three pediatric clinics associated with its medical center. A press release issued by the University Clinic Heinrich-Heine University Dusseldorf credits "the generosity among the citizens and the untiring work of the Parents' Initiative Pediatric Cancer Clinic" for making this contribution possible.

The press release issued by Dusseldorf University describes the new system as a combined magnetic resonance tomography unit (MRT) and a thermal therapy ("hyperthermia") system. "What makes this unit special is the combination of the MRT with a device for administering thermal therapy in the region surrounding the tumors," according to the press release. "This new unit allows a precise imaging of the diseased, affected tissue as well as the neighboring healthy tissue--even in children with small tumors." "Hyperthermia considerably enhances the effect of the chemotherapy in the targeted area. This often means that advanced tumors that have proven resistant to standard therapies can be treated," the press release continues.

The press release notes the years of expertise that the Dusseldorf pediatric oncology department has accrued in working with hyperthermia therapy, and observes that these "scientific and clinical applications can be further improved by this new combination unit." The Dusseldorf center has focused particularly on pediatric cancer care, and has been a pioneer in the application of hyperthermia therapy to pediatric oncology. "This is why young patients from all over Germany and from clinics abroad are transferred to the Dusseldorf center," according to the press release.

BSD Medical Corp. is the leading developer of systems used to deliver hyperthermia therapy for the treatment of cancer. For further information about BSD Medical visit the company's website at www.BSDMedical.com.

Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

    CONTACT: BSD Medical Corp., Salt Lake City
             Hyrum A. Mead, 801-972-5555
             Facsimile: 801-972-5930
             investor@bsdmc.com